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                                                             Exhibit J


                     ENTERGY CORPORATION AND SUBSIDIARIES
                           CAPITALIZATION RATIOS
                               JUNE 30, 1998
                                (Unaudited)




                                                             Consolidated    Pro Forma
                                                               Per 10-Q       Amounts        Equity         Debt
                                                                                   (In Thousands)

  Long-term debt                                                8,977,087                                     8,977,087
  Currently maturing long-term debt                               305,027                                       305,027
  Notes payable                                                   622,609                                       622,609
  Obligations under capital leases                                213,396                                       213,396
  Obligations under capital leases - current                      163,189                                       163,189
  Subsidiaries' preferred stock with sinking fund                 182,755                                       182,755
  Subsidiary's preference stock                                   150,000                                       150,000
  Company-obligated mandatorily redeemable
   preferred securities of subsidiary trusts holding
   solely junior subordinated deferrable debentures               215,000                         215,000
  Company-obligated redeemable preferred
    securities of subsidiary partnership holding solely
   junior subordinated deferrable debentures                      300,000                         300,000
  Subsidiaries' preferred stock without sinking fund              334,455                         334,455
  Common stock                                                      2,467                           2,467
  Additional paid-in capital                                    4,627,648                       4,627,648
  Retained earnings                                             2,188,165         2,412 (A)     2,190,577
  Cumulative foreign currency translation adjustment              (73,665)                        (73,665)
  Less - treasury stock                                             4,066                           4,066
                                                               ----------         -----         ---------    ----------
          Total                                                18,204,067         2,412         7,592,416    10,614,063
                                                               ==========         =====         =========    ==========
Actual amounts in millions of dollars                              18,204                           7,590        10,614
Actual capitalization ratios                                       100.0%                           41.7%         58.3%

Pro forma amounts in millions of dollars                           18,206                           7,592        10,614
Pro forma capitalization ratios                                    100.0%                           41.7%         58.3%

                           NOTES

(A) To give effect to the proposed sale, by Entergy Power, Inc., of an undivided 7.13% ownership interest in ISES 2, at a price of $30,000,000, to East Texas Electric Cooperative.


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